[LETTERHEAD OF KILPATRICK STOCKTON LLP]
Suite 900 607 14th St., NW
Washington DC 20005-2018
t 202 508 5800 f 202 508 5858
www.KilpatrickStockton.com

direct dial 202 508 5820
direct fax 202 204 5620
January 12, 2010	jrappoport@kilpatrickstockton.com
Board of Directors
PVF Capital Corp.
30000 Aurora Road
Solon, Ohio 44139

Re:	Registration Statement on Form S-1
Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form S-1 (the “Registration Statement”) filed by PVF Capital Corp., an Ohio corporation (the “Company”), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (i) 205,297 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), and (ii) warrants (the “Warrants”) to purchase up to 1,341,694 shares of the Company’s common stock (the “Warrant Shares”), for sale from time to time by Alesco Preferred Funding IV, Ltd. (the “Selling Shareholder”) or its permitted assigns.
     In the preparation of this opinion, we have reviewed originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact, as we have deemed necessary or advisable for purposes of our opinion.
     In our examination, we have relied on the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies. In addition, we have relied on the accuracy and completeness of all records, documents, instruments and materials made available to us by the Company.
     Our opinion is limited to the matters set forth herein, and we express no opinion other than as expressly set forth herein. In rendering the opinions set forth below, we do not express any opinion concerning law other than the laws of the State of Ohio.
     For purposes of this opinion, we have assumed that, prior to the sale of any Shares or Warrants, the Registration Statement, as finally amended, will have become effective under the Act.

Board of Directors
PVF Capital Corp.
January 12, 2010

     Based upon and subject to the foregoing, it is our opinion that:
     (i) the Shares and Warrants are validly issued, fully paid and nonassessable;
     (ii) the Warrants are legal, binding obligations under the contract laws of the State of Ohio; and
     (iii) upon the exercise of the Warrants in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus which is part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours, KILPATRICK STOCKTON LLP
By:	/s/ Joel E. Rappoport
Joel E. Rappoport, a Partner